Exhibit 28(h)(iii)(7)

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to the Transfer Agency and Service Agreement (the “Amendment”) is made and entered into as of October 13, 2026 by and between the SPDR Series Trust (formerly known as streetTRACKSSM Series Trust) (the “Trust” and each series thereof, a “Fund”, and collectively, the “Funds”) and State Street Bank and Trust Company (the “Bank”).

WITNESSETH:

WHEREAS, the parties entered into that certain Transfer Agency and Service Agreement dated as of September 22, 2000, as amended (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement to reflect the addition of a mutual fund share class to the Funds and certain operational procedures applicable to such share class;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Preamble. The fifth, sixth and seventh “Whereas” clauses of the Agreement are replaced in their entirety with the following:

“WHEREAS, as more fully described in the prospectus(es) and statement(s) of additional information of the Trust (together, the “Prospectus”) included in its registration statement (the “Registration Statement”), the Trust (i) will issue and redeem shares of the exchange-traded fund class (“ETF Class”) of each Fund in aggregations of shares known as “Creation Units” (each a “Creation Unit”) as permitted by law, rule, and/or related guidance, and (ii) where indicated on Annex A as to a particular Fund, will issue and redeem individual shares of the mutual fund class (“Mutual Fund Class”) of such Fund;

WHEREAS, the ETF Class shares of each Fund have been approved for listing on a national securities exchange, subject to notice of issuance;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee, will be the initial record or registered owner (the “ETF Shareholder”) of all ETF Class shares of each Fund;

2.	Section 1.1 of the Agreement is amended to read as set forth below:

“1.1 Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the authorized and issued shares (“Shares”) of each Fund listed on Annex A hereto, and as the Trust’s dividend disbursing agent.”

3.	Section 1.2 of the Agreement is amended as set forth below:

(i)	Section 1.2(a) is amended to read as follows:

“(a) The Bank agrees that it will perform the following services in accordance with procedures established from time to time by agreement between the Bank and the Trust on behalf of each of the Funds on Annex A;”

4.	New Section 1.3 is added to the Agreement and shall read as follows:

“1.3 Mutual Fund Class Services. The Bank agrees that for the Mutual Fund Class Shares of any Fund it will perform the services set forth on Schedule 1 (Mutual Fund Class Services) hereto, in lieu of the services reflection in Section 1.2, in each case in accordance with procedures established from time to time by agreement between the Bank and the Trust on behalf of the Funds.”

5.	New Section 1.4 is added to the Agreement and shall read as follows:

“1.4 Additional Matters. With respect to the matters specified below, the Trust and the Bank agree to the following:

(i)

State Transaction (“Blue Sky”) Compliance. The Trust shall be solely responsible for each Fund’s compliance with any applicable state securities law notice filing and reporting requirements and the applicable state fees, if any, with respect thereto.

(ii)

Lost Shareholder Searches. The Bank shall conduct lost Shareholder searches as required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) with respect to the Mutual Fund Class Shareholders. If a Mutual Fund Class Shareholder remains lost after the completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes and directs the Bank to escheat the assets in such lost Mutual Fund Class Shareholder’s account to the U.S. state or territory in the Mutual Fund Class Shareholder’s account registration.

(iii)

Escheatment Laws. Notwithstanding Section 1.4(ii) above, the Trust shall be solely responsible for each Fund’s compliance with the requirements of any applicable escheatment laws, including without limitation, the laws of any U. S. state or territory.

(iv)

Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). Where applicable, the Bank shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and redemption of Shares in such accounts, in accordance with instructions transmitted to and received by the Bank by transmission from DTCC or NSCC (acting on behalf of its members); (b) issue instructions to a Fund’s bank(s) for the settlement of transactions between the Fund and DTCC or NSCC (acting on behalf of its members and bank participants); and (c) issue and record registered ownership of DTC positions in relation to the ETF Class Shares of the Fund.”

6.

AML Delegated Functions. The Bank performs certain Delegated Functions for the Funds in connection with the Fund’s AML Program as further described in the AML Supplement, which was added to the Agreement by amendments dated May 23, 2012, and December 17, 2018. The parties agree that for purposes of the AML Supplement, the Bank will also perform the Delegated Functions on prospective and existing Mutual Fund Class shareholders, where applicable. In addition, the following new Section 1.2(f) is added to the AML Supplement:

“1.2(f) Introducer Letters – Mutual Fund Class Shareholders. The Trust hereby instructs the Bank not to perform Identity Verification within the Delegated Functions for a Mutual Fund Class Shareholder (and its UBO and Controlling Parties, if applicable), if a FINRA member (the

2

“Introducer”) provides a written letter that it has completed the applicable Identity Verification with respect to such shareholder (“Introducer Letter”). The Trust will be responsible for determining whether an Introducer Letter is valid and meets applicable legal requirements. The Trust shall provide the Bank with a list of Introducers for which the Trust has approved the Introducer Letters and with any future updates to that list.”

7.	Annex A (Funds). Annex A to the Agreement is hereby deleted and replaced with new Annex A, dated October 13, 2026, which is attached hereto as Exhibit 1 to this Amendment.

8.	Schedule 1 (Mutual Fund Class - Services). The Agreement is amended to add new Schedule 1, which is attached hereto as Exhibit 2 to this Amendment.

9.	Schedule 2 (Monitoring Services). The Agreement is amended to add new Schedule 2, which is attached hereto as Exhibit 3 to this Amendment.

10.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

11.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted forms.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative under seal as of the date first above written.

SPDR SERIES TRUST

By:	/s/ Ann Carpenter
Name: Ann Carpenter
Title: President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jason O’Neill
Name: Jason O’Neill
Title: Managing Director

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EXHIBIT 1 to Amendment to the Transfer Agency and Service Agreement

ANNEX A

FUNDS1

As of October 13, 2026

State Street® SPDR® Bloomberg Emerging Markets Local Bond ETF
State Street® SPDR® Bloomberg International Treasury Bond ETF
State Street® SPDR® Bloomberg International Corporate Bond ETF
State Street® SPDR® Bloomberg Short Term International Treasury Bond ETF
State Street® SPDR® FTSE International Government Inflation-Protected Bond ETF
State Street® SPDR® Bloomberg 1-10 Year TIPS ETF
State Street® SPDR® Bloomberg 1-3 Month T-Bill ETF
State Street® SPDR® Bloomberg 3-12 Month T-Bill ETF
State Street® SPDR® Bloomberg Convertible Securities ETF
State Street® SPDR® Bloomberg Emerging Markets USD Bond ETF
State Street® SPDR® Bloomberg Enhanced Roll Yield Commodity Strategy No K-1 ETF
State Street® SPDR® Bloomberg High Yield Bond ETF
State Street® SPDR® Bloomberg Investment Grade Floating Rate ETF
State Street® SPDR® Bloomberg Short Term High Yield Bond ETF
State Street® SPDR® Dow Jones® REIT ETF
State Street® SPDR® FactSet Innovative Technology ETF
State Street® SPDR® Global Dow ETF
State Street® SPDR® ICE Preferred Securities ETF
State Street® SPDR® MSCI USA Gender Diversity ETF
State Street® SPDR® MSCI USA StrategicFactorsSM ETF
State Street® SPDR® Nuveen ICE High Yield Municipal Bond ETF
State Street® SPDR® Nuveen ICE Municipal Bond ETF
State Street® SPDR® Nuveen ICE Short Term Municipal Bond ETF
State Street® SPDR® NYSE Technology ETF
State Street® SPDR® Portfolio Aggregate Bond ETF
State Street® SPDR® Portfolio Corporate Bond ETF
State Street® SPDR® Portfolio High Yield Bond ETF
State Street® SPDR® Portfolio Intermediate Term Corporate Bond ETF
State Street® SPDR® Portfolio Intermediate Term Treasury ETF
State Street® SPDR® Portfolio Long Term Corporate Bond ETF
State Street® SPDR® Portfolio Long Term Treasury ETF
State Street® SPDR® Portfolio Mortgage Backed Bond ETF
State Street® SPDR® Portfolio Nasdaq® 100 ETF
State Street® SPDR® Portfolio S&P 1500® Composite Stock Market ETF
State Street® SPDR® Portfolio S&P 400TM Mid Cap ETF
State Street® SPDR® Portfolio S&P 500® ETF
State Street® SPDR® Portfolio S&P 500® Growth ETF
State Street® SPDR® Portfolio S&P 500® High Dividend ETF
State Street® SPDR® Portfolio S&P 500® Value ETF

[1]	Bold Indicates that Fund has an ETF Class and a Mutual Fund Class.

Annex A p.1

ANNEX A

Funds (continued)

As of October 13, 2026

State Street® SPDR® Portfolio S&P 600TM Small Cap ETF
State Street® SPDR® Portfolio S&P Sector Neutral Dividend ETF
State Street® SPDR® Portfolio Short Term Corporate Bond ETF
State Street® SPDR® Portfolio Short Term Treasury ETF
State Street® SPDR® Portfolio TIPS ETF
State Street® SPDR® Portfolio Treasury ETF
State Street® SPDR® Portfolio Ultra Short T-Bill ETF
State Street® SPDR® Russell 1000 Low Volatility Focus ETF
State Street® SPDR® Russell 1000 Momentum Focus ETF
State Street® SPDR® Russell 1000 Yield Focus ETF
State Street® SPDR® S&P 400 TM Mid Cap Growth ETF
State Street® SPDR® S&P 400 TM Mid Cap Value ETF
State Street® SPDR® S&P 500® ESG ETF
State Street® SPDR® S&P® 500 Fossil Fuel Reserves Free ETF
State Street® SPDR® S&P 600 TM Small Cap Growth ETF
State Street® SPDR® S&P 600 TM Small Cap Value ETF
State Street® SPDR® S&P® 1500 Momentum Tilt ETF
State Street® SPDR® S&P® 1500 Value Tilt ETF
State Street® SPDR® S&P® Aerospace & Defense ETF
State Street® SPDR® S&P® Bank ETF
State Street® SPDR® S&P® Biotech ETF
State Street® SPDR® S&P® Capital Markets ETF
State Street® SPDR® S&P® Dividend ETF
State Street® SPDR® S&P® Health Care Equipment ETF
State Street® SPDR® S&P® Health Care Services ETF
State Street® SPDR® S&P® Homebuilders ETF
State Street® SPDR® S&P® Insurance ETF
State Street® SPDR® S&P Kensho Clean Power ETF
State Street® SPDR® S&P Kensho Final Frontiers ETF
State Street® SPDR® S&P Kensho Future Security ETF
State Street® SPDR® S&P Kensho Intelligent Structures ETF
State Street® SPDR® S&P Kensho New Economies Composite ETF
State Street® SPDR® S&P Kensho Smart Mobility ETF
State Street® SPDR® S&P® Leveraged Loan ETF
State Street® SPDR® S&P® Metals & Mining ETF
State Street® SPDR® S&P® Oil & Gas Equipment & Services ETF
State Street® SPDR® S&P® Oil & Gas Exploration & Production ETF
State Street® SPDR® S&P® Pharmaceuticals ETF
State Street® SPDR® S&P® Regional Banking ETF
State Street® SPDR® S&P® Retail ETF
State Street® SPDR® S&P® Semiconductor ETF
State Street® SPDR® S&P® Software & Services ETF
State Street® SPDR® S&P® Telecom ETF
State Street® SPDR® S&P® Transportation ETF
State Street® SPDR® UC Investments 90/10 Endowment Strategy Index ETF
State Street® SPDR® US Large Cap Low Volatility Index ETF
State Street® SPDR® US Small Cap Low Volatility Index ETF

Annex A p.2

EXHIBIT 2 to Amendment to the Transfer Agency and Service Agreement

Schedule 1

Mutual Fund Class Services

1. 1 The Bank agrees that for the Funds with a Mutual Fund Class of Shares, it will:

(i)

establish each Mutual Fund Class Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system, including the name and address of the Mutual Fund Class Shareholder, record the number of Mutual Fund Class Shares issued by the Fund and held by such Shareholder, and maintain such account for the benefit of such Mutual Fund Class Shareholder;

(ii)

receive orders for the purchase of shares of the Mutual Fund Class of the Fund from the Trust and/or the Mutual Fund Class Shareholders, and promptly deliver payment and appropriate documentation thereof to the custodian of a Fund as identified by the Trust (the “Custodian”);

(iii)	pursuant to such purchase orders, issue the appropriate number of Mutual Fund Class Shares and book such Mutual Fund Class Share issuance to the appropriate Mutual Fund Class Shareholder account;

(iv)	receive redemption requests and redemption directions from the Trust and/or the Mutual Fund Class Shareholders, and deliver the appropriate documentation thereof to the Custodian;

(v)

with respect to the transactions in items (i) through (iv) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Trust or the Mutual Fund Class Shareholders who shall thereby be deemed to be acting on behalf of the Trust or the Mutual Fund Class Shareholders;

(vi)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Trust and/or the redeeming Mutual Fund Class Shareholders;

(vii)

process Mutual Fund Class Shareholder account maintenance instructions received directly from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Trust;

(viii)	process transfer of Mutual Fund Class Shares by the registered owners thereof upon receipt of proper instruction and approval by the Trust or the Mutual Fund Class Shareholders;

(ix)	process and transmit payments for any dividends and distributions declared by the Trust on behalf of the applicable Fund; and

Schedule 1 p.1

(x)

record the issuance of Mutual Fund Class Shares of the applicable Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Mutual Fund Class Shares of each Fund which are authorized, based upon data provided to it by the Trust; and provide the Trust on a regular basis with the total number of Mutual Fund Class Shares of each Fund which are issued and outstanding, but Transfer Agent shall have no obligation, when recording the issuance of Mutual Fund Class Shares, to monitor the issuance of such Shares to determine if there are authorized Mutual Fund Class Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Mutual Fund Class Shares, which functions shall be the sole responsibility of the Fund;

(xi)

On days that a Fund may accept orders for purchases or redemptions, (i) calculate and provide to the Custodian and the Trust’s administrator the number of outstanding Mutual Fund Class Shares for each Fund, and (ii) provide to the Custodian and the Trust the amount of Mutual Fund Class Shares purchased or redeemed for such Fund; and

(xii)	Prepare and deliver such other reports to the Trust as the parties may mutually agree upon in writing.

1.2 Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth above, the Transfer Agent shall perform the following services:

(i)

Perform customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Mutual Fund Class Shareholder accounts, preparing Shareholder meeting lists, arranging for the distribution of Shareholder reports to current Mutual Fund Class Shareholders, maintaining on behalf of the Funds such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Mutual Fund Class Shareholders, arranging for the preparation and mailing of confirmation forms and statements of account to Mutual Fund Class Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Mutual Fund Class Shareholder accounts, arranging for the preparation and mailing of activity statements for Mutual Fund Class Shareholders, and providing Mutual Fund Class Shareholder account information;

(ii)

Call Center Services. The Transfer Agent shall provide call center services with respect to the Mutual Fund Class Shares from 9:00 a.m. to 5:00 p.m., Eastern Time, each day on which the New York Stock Exchange (the “NYSE”) is open for trading (a “Business Day”). On such Business Days, the Transfer Agent shall:

(a)

answer and respond to inquiries from existing Mutual Fund Class Shareholders of the Fund, and advisers and broker-dealers on behalf of such Mutual Fund Class Shareholders, in accordance with the telephone scripts provided or approved by the Fund. Such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, repurchases, and account balances, requests for account access instructions and literature requests; and

Schedule 1 p.2

(b)

receive orders for the purchase of Mutual Fund Class Shares, and requests for the redemption of Mutual Fund Class Shares from existing Mutual Fund Class Shareholders of the Fund who have been authorized by the Fund for telephone transaction privileges, and advisers and broker-dealers on behalf of such Mutual Fund Class Shareholders. Any such orders and requests will be processed in accordance with Section 1.1 of this Schedule 1 to the Agreement.

(iii)

22c-2 Monitoring. Provide the Funds with assistance in the monitoring, in accordance with the Funds’ guidelines, of transactions through and/or by financial intermediaries identified by the Funds to the Bank, which have entered into transaction sharing agreements with the Funds. The parties agree to the services and terms as set forth in the attached “Schedule 2 - Monitoring Services, which may be changed from time to time subject to mutual written agreement between the parties.

(iv)	The Bank shall provide additional services on behalf of the Trust which may be agreed upon in writing between the Trust and the Bank.

Schedule 1 p.3

EXHIBIT 3 to Amendment to the Transfer Agency and Service Agreement

SCHEDULE 2

MONITORING SERVICES

1. Monitoring Services.

1.1 The Funds are subject to Rule 22c-2 (the “Rule”) under the 1940 Act and have requested that the Bank provide certain assistance with the monitoring of transactions through or by Financial Intermediaries (as defined in this Schedule) (the “Monitoring Services”). Subject to the terms of this Schedule, the Bank agrees to provide the Monitoring Services to the Funds, in accordance with the Funds’ guidelines as set forth in Appendix 1 to this Schedule (the “Monitoring Guidelines”). The Monitoring Guidelines may be amended from time to time subject to the mutual agreement of the parties and upon the execution by the Parties of a revised Schedule, with at least thirty (30) days’ prior notice of the effective date of any change. “Financial Intermediaries” as used herein shall include only those persons and entities identified by the Funds to the Bank for which the Bank maintains the applicable omnibus account information under the Agreement and which have entered into transaction sharing agreements with the Funds. A list of current Financial Intermediaries is set forth on Appendix 2, which is attached to and made a part of this Schedule. In the event that the Funds wish to add or remove Financial Intermediaries from Appendix 2 from time to time, the Funds shall notify the Bank in writing of the change and the proposed effective date for such change.

1.2 The Funds will direct the Financial Intermediaries to provide account, transaction and other information for purposes of compliance with the Rule (“Financial Intermediary Information”), at intervals as agreed to by the Funds and the Bank, to a third party service provider retained by the Bank (“Vendor”) for analysis under the Monitoring Guidelines and the Rule. The security and encryption requirements, format, content and specific time period of the Financial Intermediary Information to be provided in accordance with the Funds’ direction(s) will be as agreed by the Funds and the Financial Intermediaries, and acceptable to the Vendor.

1.3 In the event the Bank’s agreement with its Vendor shall terminate for any reason, the Bank agrees to provide prompt notice to the Funds of any such termination, and the Bank agrees to act reasonably and promptly, and in no event later than sixty (60) days following the termination date, to retain a replacement Vendor. Until such replacement Vendor has been retained by the Bank and is operational, the Bank’s services under this Schedule shall be suspended. If a replacement Vendor cannot be identified or retained, this Schedule shall terminate.

1.4 Each Fund represents and warrants that any account, transaction and other information provided by the Fund to Vendor for analysis under the Monitoring Guidelines will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, and will not violate any other applicable law. In the event that the Bank or the Vendor believes in good faith that a Financial Intermediary has provided Financial Intermediary Information that infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, or violates any other applicable law; then the Bank or the Vendor shall have the right, but not the obligation, to delete or destroy Financial Intermediary Information relating to such breach and the Bank and the Vendor may suspend services with respect to such Financial Intermediary immediately. Upon any event which may cause the Bank to suspend services as described in this Section, if reasonably practicable, the Bank will provide notice to the applicable Fund thirty (30) business days prior to such suspension; provided, however, that if such Fund takes such action as may be requested by the Bank to eliminate such event, the Bank shall not suspend its provision of services, or, if its provision of services has been suspended, shall reinstate the provision of services hereunder.

Schedule 2 p.1

1.5 The Bank will perform an analysis of the Financial Intermediary Information for each Financial Intermediary account in accordance with the Monitoring Guidelines and provide the relevant Financial Intermediary Information to the Funds (the “Rule 22c-2 Monitoring Output). The Bank will share with the Funds the Rule 22c-2 Monitoring Output pursuant to Section 1.6 below and will use the Financial Intermediary Information and the Rule 22c-2 Monitoring Output only as necessary to perform the services under this Schedule. The Bank agrees that any Financial Intermediary Information received by the Bank is and shall remain the property of the Funds and if not previously provided to the Funds, will be returned to the Funds by the Bank following any termination of this Schedule, subject to record-keeping requirements to which the Bank may be subject by law.

1.6 The Bank will share with the Funds the Rule 22c-2 Monitoring Output and will note any potential triggering of the Monitoring Guidelines. Upon a determination by a Fund, based on the Rule 22c-2 Monitoring Output, that the Monitoring Guidelines have been triggered, such Fund shall notify the Bank that it has contacted the Financial Intermediary.

1.7 Each Fund represents that the Monitoring Guidelines are in line with the Fund’s Frequent Trading/Market Timing Policies and Procedures, and that compliance with the Rule is the responsibility of the Funds and the Financial Intermediaries and not the responsibility of the Bank. Neither the Bank nor the Vendor shall be obligated to file any forms or information with any regulator or enter into any agreement with the Financial Intermediaries or other persons, in connection with the Rule or the Monitoring Guidelines pursuant to this Schedule.

2. Acknowledgments

Each Fund acknowledges and agrees that in entering into this Schedule:

(a) The Bank agrees to provide the Monitoring Services and is not undertaking and shall not be responsible for any aspect of the Fund’s compliance with the Rule. Additionally, the Bank shall only be responsible for providing the Monitoring Services with respect to transactions of Financial Intermediaries, including without limitation the imposition of trading restrictions as directed by the Funds, which are then identified to the Bank by the Funds, in the Funds for which the Bank maintains the applicable omnibus account information and for which there is in effect a binding transaction sharing agreement between such Financial Intermediaries and such Fund; and

(b) The Bank’s provision of the Monitoring Services hereunder is dependent upon the receipt by the Bank of information, products and services from third parties, including, without limitation, the Vendor and the Financial Intermediaries.

3. Reports

The Bank agrees to provide the Funds with copies of all Rule 22c-2 Monitoring Output monthly; and a quarterly report of the Bank’s activities pursuant to this Schedule with respect to the Monitoring Guidelines. The Bank shall provide such other reports on activities as may be mutually agreed from time to time by the Bank and the Funds.

Schedule 2 p.2

4. Intellectual Property

Each Fund acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by the Bank, the Financial Intermediaries, the Vendor and any other third party service provider to comply with or provide the Monitoring Services under this Schedule are and shall remain the property of such party. No Fund or Financial Intermediary shall itself, or permit any third party or device to, (i) reproduce, modify or create derivative or other works of the Technology or any part thereof; (ii) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with the Bank, the Vendor, any Financial Intermediary or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (vi) distribute the Technology on a standalone basis or for standalone use.

Schedule 2 p.3

Appendix 1 to

Schedule 2

Monitoring Guidelines

For purposes of monitoring for potentially abusive trading, the Funds have established a “Round Trip Test.” Financial Intermediary Information shall be reviewed for transactions that have the following pattern:

(a)

For direct, non-omnibus accounts, review specifically for redemptions (or exchanges out) occurring within 30 days and 60 days of a purchase (or exchange in), both of which should generally be greater than $25,000. Likewise, the system should also look for purchases (or exchanges in) occurring within 30 days and 60 days of a redemption (or exchange out), both of which should generally be greater than $25,000, for omnibus accounts, reviews should be set up to look specifically for redemptions (or exchanges out) occurring within 30 days and 60 days of a purchase (or exchange in), both of which should generally be greater than $95,000. Likewise, the system should also look for purchases (or exchanges in) occurring within 30 days and 60 days of a redemption (or exchange out), both of which should generally be greater than $95,000.

(b)	Transaction for direct account trade amounts less than $10,000 are disregarded as de minimis and for omnibus account trade amounts less than $95,000 are disregarded as de minimis.

Schedule 2 p.4